Limited Power of Attorney

I, James M. Kilts, with an address of 800 Boylston Street, Boston, Massachusetts, hereby grant this Power of Attorney to each of the following persons: Jamie M. Herald, Steven W. Jemison, Tamara A. Miller, Adam Newton, and Susan S. Whaley; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, and to Carol S. Fischman and Peter M. Green, whose offices are located at 800 Boylston Street, Boston, Massachusetts, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: complete, sign, and submit all documents required by the Securities and Exchange Commission (the "Commission") under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. Section 78p(a)) and rules promulgated by the Commission under and in enforcement of that sub-section (the "Subject Matter").

Any powers not specifically mentioned herein shall not be given.

This power of attorney can be revoked at any time for any reason upon written notice, and it hereby revokes the previous power of attorney granted to Carol S. Fischman concerning this Subject Matter.

IN WITNESS WHEREOF, I sign this Power of Attorney on the date below written.


Date: 11/2/05                             /s/James M. Kilts
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                                          James M. Kilts